Exhibit 99.1

Miller Energy Resources’ CEO Issues an Open Letter to Shareholders

HUNTSVILLE, Tenn.--(BUSINESS WIRE)--August 1, 2011--Miller Energy Resources, Inc. (“Miller”) (NYSE: MILL) today issued a letter to shareholders from the company’s CEO, Scott M. Boruff to address the recent blog on Miller, and the Current Report on Form 8-K filed this morning.

Dear Fellow Shareholders,

Since joining Miller Energy Resources, I have focused our talented team on executing our ambitious business plan. As a result of these efforts, Miller has experienced accelerated growth. As a public company, the facts of our success in growing our company have been well documented. Unfortunately, in the modern age of the internet, message boards and blogs allow for the rapid and broad dissemination of information on companies whether the information is factual or not. Last week, Miller became the target of a short selling blog that hoped to profit from discrediting our company. In light of the recent activity and concerns, it is important to set the record straight about Miller regarding our reporting status and process, outstanding litigation, and most importantly our Alaskan asset valuation.

Since I became CEO, I have been focused on building long-term shareholder value and reporting to our shareholders in a manner that is transparent, accurate and in compliance with all applicable laws, SEC regulations, and stock exchange rules. During our transition from a smaller reporting company quoted in the over the counter market to an accelerated filer listed first on NASDAQ and now on the NYSE, we have taken what I believe to be all the logical steps to support this growth, including electing independent members to our Board of Directors who make up a majority of our Board, engaging a “big four” accounting firm to audit our company, and devoting resources to develop and implement practices to enhance our accounting policies and procedures in line with the growth of our company.

While this transition has been time consuming and difficult, our objectives will be reached. Since we engaged KPMG, we have made several changes and restatements with respect to our prior quarterly financial statements and reporting procedures. While short sellers will point to this negatively, the truth is we are making necessary improvements despite the short-term pain.

This morning, the company filed an 8-K disclosing that the 2011 10-K was filed with the SEC on July 29, 2011 prior to KPMG LLP completing its review of the annual report and issuing their independent accountants’ report on the financial statements, as well as the consent to the use of their report filed as Exhibit 23.3. A form of KPMG’s opinion dated July 29, 2011 was inadvertently included in the filing, when in fact, they had not yet released the report. Accordingly, the Form 10-K is not a complete SEC filing.

This also means that we are not considered timely filed by the NYSE listing standards and expect to receive a letter from NYSE informing us of this fact this week. As disclosed on July 15, 2011 when we filed for an extension for our 10-K, we needed additional time to complete our financial statements due to increased revenues and operating expenses. In addition, we now expect that the audited financial statements which will appear in the Amended 2011 10-K will also contain revisions from those which appeared in the 2011 10-K that was filed on Friday, July 29th to include corrections to errors in such financial statements, including a revised consolidated statements of cash flows. We expect to file an amended Annual Report on Form 10-K/A for the year ended April 30, 2011 as soon as possible. The 8-K also disclosed certain previously disclosed restatements with respect to the first three quarters of fiscal 2011. Those restatements were made in the 10-K.

Importantly, when we file the amendment to our 10-K, the consolidated balance sheet and consolidated statements of operations included are not expected to change materially from those which appeared in the 10-K filed last Friday, and the third party reserve report which was used to support the book valuation of our assets as reflected in our 10-K is not in question and likewise is not expected to change.

With respect to our production and development, we are in a very strong position with approximately 1,500 BOE per day with a current net debt of approximately $17 million. We work very closely with our financial partners and do not expect any material issues due to the delay in our reporting of audited financials for fiscal year 2011.

In order to provide an accurate valuation of our Alaskan subsidiary, we have consulted extensively with independent third parties in order to fairly and reliably value those assets. An independent appraisal was performed upon acquisition, and we hired third party petroleum engineers to issue our reserve reports. The independent engineer who signed off on our recently completed reserve report for fiscal year 2011 has over thirty years of experience in valuing reserves.

We believe that we take a conservative approach to our valuation and production data in general as demonstrated by the following:

1.	As part of the due diligence conducted for our recent financing, a separate independent reserve engineer approved by our lenders conducted its own review of our Alaskan PDPs, which is important as one of the lenders’ covenants is based on PDP. The valuation arrived at was consistent with the PDP valuation on our current reserve report.

2.	In March 2010 and April of 2010 we announced the IP rates of the West McArthur #5 at 578 BOE per day and #6 at 584 BOE per day. In June 2011, West McArthur #5 and #6 collectively averaged 847 barrels/day during the month, which is consistent with what would be expected using the decline curves from our reserve report and the reported IP rates. We estimated the flow rates on RU-1 and RU-7 at 270 and 120 BOE per day, respectively, during the last year in our investor presentations, which are posted on our website. Recently, we announced initial production rates of for RU-1 and RU-7 at 350 and 250 BOE per day. For the first 30 days of production, the RU-1 averaged 371 BOE per day and RU-7 averaged 239.

3.	The value reported in our books for the assets is lower than the amount Pacific Energy paid for, and received financing for, those same assets in 2007.

4.	If you look at our aggregate well performance for the wells that have been reworked to date in comparison to the assumptions used in the independent third party reserve report (which was used as a basis for the asset valuation on our balance sheet) you would note that the wells have exceeded their projected performance.

5.	The asset value has continued to grow as we successfully worked-over a number of on and offshore wells and have successfully reduced the P&A liability. At the time of the auction, the P&A liabilities were estimated at $50 million by the Alaska Department of Natural Resources (DNR) and as such required any new buyer of the properties to agree to take on the liability. In agreement with the DNR, a third party abandonment study was conducted and upon completion of the study the negotiated required P&A funding level went from $50 million to $18 million, of which $6.8 million was included in the assets we purchased, leaving a required P&A funding of approximately $12 million.

I would next like to address the implication in The Street Sweeper blog that Miller is riddled with lawsuits. Any company our size will be subject to lawsuits in the ordinary course of its business and we describe the potentially material lawsuits to which we are party in our 10-K. Miller is currently being sued by two parties and believes that both lawsuits are without merit. As to the specific allegation regarding the CNX matter that Miller failed to disclose the reversal of the trial court’s summary judgment in our favor, we did not believe it rose to an immediate materiality level of an 8-K. Furthermore, as noted in our 10-K, the CNX matter was recently dismissed on the motion of the plaintiff without prejudice.

What we find most disturbing in the attack blog is its use of divisive, deceptive, and manipulative means for its own short term gains at the expense of our shareholders. In contrast, members of our management team have personally put themselves on the line in guaranteeing our transitional line of credit with PlainsCapital Bank in December 2010, and not a single member of our board of directors or senior management has sold a single share of Miller stock since the Alaskan acquisition. I expect our senior team to increase their holdings in Miller after our blackout period ends. After the amendment to our 10-K is finalized I will be available to respond any of our shareholders’ questions or concerns.

Sincerely,

Scott M. Boruff

About Miller

Miller Energy Resources, Inc. is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources, Inc.’s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2010. Miller Energy Resources, Inc.’s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

CONTACT:
Miller Energy Resources, Inc.
Robert L. Gaylor, 865-223-6575
SVP Investor Relations
Fax: 865-691-8209
bobby@millerenergyresources.com
http://www.millerenergyresources.com